EXHIBIT 99.1

GRAYMARK  HEALTHCARE, INC.  SIGNS LETTER OF INTENT

TO ACQUIRE SIX SLEEP CENTERS IN TEXAS

OKLAHOMA CITY, OK, February 5, 2008.  Graymark Healthcare, Inc.  (OTCBB: GRMK), through its wholly owned subsidiary, SDC Holdings LLC,  is pleased to announce the signing of a Letter of Intent to acquire all the assets of Sleep Development Group, LP, a Texas limited partnership that owns six diagnostic sleep centers in the state of Texas.  The acquisition is contingent on further due diligence and the signing of a definitive agreement.

SDC Holdings LLC will enter into a management contract with Sleep Development Group LP which allows SDC to begin managing the day to day operations of the facilities prior to closing.

Stanton Nelson, President and CEO of Graymark Healthcare stated, “Upon closing, this acquisition will add significant growth to our sleep diagnostic business.  In 2007 we performed approximately 5,000 sleep studies.  In comparison, SDG performed over 4,000 studies.  In addition, we will offer our medical equipment to SDG patients where need is indicated.”

Graymark Healthcare Inc. is a diversified medical holding company that owns and operates; Independent Pharmacies that serve the needs of local markets, Diagnostic Sleep Centers that treat a wide range of sleep disorders, and a Medical Equipment Company that provides both disposable and durable medical equipment.  Graymark plans to continue its growth both internally and through strategic acquisitions within the medical industry.

For additional information:

Contact; Stanton Nelson or John Simonelli   405-601-5300

This press release may contain forward-looking statements which are based on the Company’s current expectations, forecasts and assumptions. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company’s expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the Company’s filings with the Securities and Exchange Commission, which filings are available on the SEC’s website at www.sec.gov. Unless otherwise required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.